Exhibit 23.3

December 28, 2022

YishengBio Co., Ltd (“Company”)
Building No. 2, 38 Yongda Road
Daxing Biomedical Industry Park
Daxing District

Beijing, PRC

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We, Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., understand that YishengBio Co., Ltd, an exempted company limited by shares incorporated under the laws of the Cayman Islands plans to file a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with the proposed business combination among the Company, Oceanview Bioscience Acquisition Co., Ltd., Hudson Biomedical Group Co., Ltd. and Summit Healthcare Acquisition Corp.(the “Proposed Business Combination”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the Proposed Business Combination, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the Proposed Business Combination.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charles Lau

Name: Charles Lau
Title: Consulting Director